AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”), effective as of January 13, 2011 (the “Effective Date”) is made by and between Sonic Solutions (“Sonic”) and Mathew DiMaria (“DiMaria”).

RECITALS

A.           Sonic and DiMaria previously entered into a Change in Control Agreement dated March 18, 2009 (the “Prior Agreement”).

B.           Sonic and DiMaria now wish to amend and restate the Prior Agreement in its entirety as set forth herein.

Sonic and DiMaria agree as follows:

AGREEMENT

Change in Control.

Definition.  For purposes of this Agreement, “Change in Control” means a transaction or series of related transactions that results in:  (i) a sale of all or substantially all of the assets of either Sonic as a whole, or the Roxio Product Group of Sonic as a unit, to a third party, (ii) the transfer of fifty percent (50%) or more of the outstanding voting power of Sonic to a third party, or (iii) the acquisition by a third party, by reason of any contractual arrangement or understanding with one or more persons or entities, of the right or power to appoint or cause to be appointed a majority of the directors or officers of Sonic.

Vesting.  In the event of a Change in Control, all unvested stock options, restricted stock units, or other equity compensation held by DiMaria at the time of such Change in Control shall become automatically vested in full and immediately exercisable without restriction.

Cash Payment.  In the event of a Change in Control, Sonic or its successor in interest shall additionally make a lump sum payment immediately to DiMaria in a gross  amount of $300,000, less applicable deductions or withholdings, upon the earlier of (i) 180 days after the occurrence of such Change in Control, or (ii) DiMaria’s termination of employment with Sonic or its successor (other than termination by Sonic or its successor with Cause or voluntary termination by DiMaria without Good Reason).  For purposes hereof:

“Cause” means (i) being convicted of any felony under federal or state law, or (ii) any act of fraud, misappropriation or embezzlement, or (iii) violation of Sonic’s Proprietary Information and Inventions Agreement or Code of Business Conduct.

“Disability” means DiMaria’s inability to perform the normal and usual duties of DiMaria’s position with Sonic (or its successor) by reason of any physical or medical impairment which is reasonably expected to result in death or continue for a period of twelve (12) consecutive months or more.

“Good Reason” means any of the following:  (i) a material adverse change in DiMaria’s authority, duties, or responsibilities as Executive Vice President and General Manager of the Roxio Product Group, unless DiMaria consents in writing to such change, (ii) a reduction in his level of base salary of $300,000 per year, (iii) a relocation of his principal place of employment by more than 50 miles or (iv) a material breach by Sonic (or its successor) of this Agreement.  In addition, Good Reason shall include termination as a result of DiMaria’s death or Disability.

General.

At Will Employment.  Notwithstanding anything to the contrary herein, DiMaria’s employment is at-will, and either DiMaria or Sonic may terminate the employment relationship at any time, with or without cause or notice.

Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if DiMaria is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the related final regulations and other guidance (“Section 409A”) at the time of DiMaria’s termination of employment, then only that portion of the benefits under this Agreement that do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the thirty (30) days following DiMaria’s termination.  Any portion of the payment that exceeds the Section 409A Limit will accrue during the six (6) month period following DiMaria’s termination and will become payable in a lump sum on the date six (6) months and one (1) day following such termination (or the next business day if such date is not a business day).  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times:  (i) DiMaria’s annual base salary paid to DiMaria during Company’s taxable year preceding the taxable year of DiMaria’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such termination occurs.

Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California.

Withholding and Deductions.  Sonic may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Sonic’s employees generally.

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of, and be enforceable by: (a) DiMaria and DiMaria’s heirs, executors and legal representatives upon DiMaria’s death and (b) Sonic and any successor of Sonic.  Any such successor of Sonic will be deemed substituted for  Sonic under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Sonic.  If DiMaria should die while any amounts are due and payable to him hereunder, all such unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to  DiMaria's designated beneficiary, if living, or otherwise to the personal representative of  DiMaria's estate. Any other attempted assignment, transfer, conveyance or other disposition of DiMaria’s right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of Sonic and any successor of Sonic, by merger or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

No Duty to Mitigate.  DiMaria shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the DiMaria may receive from any other source.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Matthew DiMaria /s/ Mathew DiMaria Date: January 4, 2011	SONIC SOLUTIONS By: /s/ Clay Leighton Name/Title: Co-President Date: January 13, 2011